As filed with the Securities and Exchange Commission on May 15, 2012

Registration No. 333-176199

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DTS, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0467655
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5220 Las Virgenes Road, Calabasas, CA 91302
(Address of Principal Executive Offices)

DTS, INC. 2003 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Jon E. Kirchner
Chairman and Chief Executive Officer
DTS, Inc.
5220 Las Virgenes Road,
Calabasas, CA 91302
(Name and Address of Agent For Service)

(818) 436-1000
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael S. Kagnoff
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
Telephone: (858) 677-1400
Facsimile: (858) 677-1401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DTS, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to its Registration Statements on Form S-8 to deregister and carry forward certain shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) that were originally registered pursuant to the Company’s Registration Statements on Form S-8 (SEC File Nos. 333-176199, 333-168714, 333-161249, 333-152995, 333-136519, 333-129606 and 333-107046)  (collectively, the “2003 Plan Registration Statements”), and issued and sold under the Company’s 2003 Equity Incentive Plan (the “2003 Plan”).

Concurrent with this post-effective amendment, the Company is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “2012 Plan Registration Statement”) to register shares of Common Stock that were issued and sold, or may be issued and sold, under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”).  Among the shares of Common Stock reserved for issuance under the 2012 Plan, the Company has included (a) 356,481 shares of Common Stock reserved but unissued under the 2003 Plan as of May 10, 2012, and (b) the number of shares that become available for reuse following May 10, 2012 under the 2003 Plan in accordance with the provisions of the 2012 Plan (together, the “Carry Forward Shares”).  The Carry Forward Shares, which were registered pursuant to the 2003 Plan Registration Statements, are hereby deregistered and are being carried forward to the 2012 Plan Registration Statement.  The 2003 Plan Registration Statements otherwise remain in effect as to the shares of Common Stock outstanding as of May 10, 2012 issued pursuant thereto and shares issued upon exercise of awards granted under the 2003 Plan and outstanding as of May 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective-Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on this 15th day of May, 2012.

DTS, INC.

By:	/s/ Jon E. Kirchner
Jon E. Kirchner
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of DTS, Inc. (the “Registrant”), hereby severally constitute and appoint Jon E. Kirchner, Chairman and Chief Executive Officer, and Melvin L. Flanigan, Executive Vice President, Finance and Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the Registrant’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on this 15th day of May, 2012:

Signature	Title(s)

/s/ Jon E. Kirchner	Chairman, Chief Executive Officer, and Director
Jon E. Kirchner	(principal executive officer)

/s/ Melvin L. Flanigan	Executive Vice President, Finance and Chief Financial
Melvin L. Flanigan	Officer (principal financial and accounting officer)

/s/ Joerg D. Agin
Joerg D. Agin	Lead Independent Director

/s/ Craig S. Andrews
Craig S. Andrews	Director

/s/ L. Gregory Ballard
L. Gregory Ballard	Director

/s/ Bradford D. Duea
Bradford D. Duea	Director

/s/ V. Sue Molina
V. Sue Molina	Director

/s/ Ronald N. Stone
Ronald N. Stone	Director